Exhibit 10.43

                    EMPLOYMENT AGREEMENT (the “Agreement”), dated as of August 8, 2005, by and between LabOne, Inc. a Missouri corporation (the “Company”), and W. THOMAS GRANT, II (“Executive”).

                    WHEREAS, Quest Diagnostics, Inc., a Delaware corporation, (“Parent”), Fountain, Inc., a Missouri corporation and a wholly owned subsidiary of Parent (“Purchaser”) and the Company have entered into an Agreement and Plan of Merger, dated as of August __, 2005 (the “Merger Agreement”);

                    WHEREAS, pursuant to the terms of the Merger Agreement, Parent and the Company will enter into a business combination transaction pursuant to which Purchaser will merge with and into the Company, with the Company being the surviving corporation;

                    WHEREAS, Executive is currently employed by the Company, pursuant to an Employment Agreement dated as of February 11, 2000 (the “Prior Agreement”); and

                    WHEREAS, subject to the consummation of the transactions contemplated by the Merger Agreement, the Company desires to employ Executive on a full-time basis and Executive desires to be so employed by the Company;

                    NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein (including, without limitation, the Company’s employment of Executive and the advantages and benefits thereby inuring to Executive) and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:

          1.                     Effectiveness of Agreement and Employment of Executive.

                    1.1         Effectiveness of Agreement. This Agreement shall become effective upon the Closing (as defined in the Merger Agreement), and Executive’s employment under this Agreement shall commence on the date of the Closing (the “Effective Date”). In the event that the Closing does not occur, this Agreement shall be null and void and shall have no force and effect.

                    1.2         Employment by the Company. The Company hereby employs Executive as Senior Vice President and President, SolutionsOne and Executive hereby accepts such employment with the Company as of the Effective Date. Executive shall initially report to, and perform such duties and services for the Company and its subsidiaries and affiliates (such subsidiaries and affiliates, collectively, “Affiliates”) as may be designated from time to time by the Chairman and Chief Executive Officer, or such other person designated by the Company. During his employment, Executive shall use his best and most diligent efforts to promote the interests of the Company and its Affiliates, and shall devote all of his business time and attention to his employment under this Agreement. During his employment Executive shall be subject to all policies, practices and procedures of the Company and the Parent as in effect from time to time. Executive acknowledges that he shall be required to travel on business in connection with the performance of his duties hereunder.

          2.                     Compensation and Benefits; Equity Awards.

                    2.1         (a)           Salary. The Company shall pay Executive for services during his employment under this Agreement a base salary of no less than the annual rate of $365,000 (“Base Salary”). Any and all increases to Executive’s Base Salary shall be determined by the Company, in its sole discretion. Such Base Salary shall be payable in equal installments, no less frequently than monthly, pursuant to the Company’s customary payroll policies in force at the time of payment, less any required or authorized payroll deductions.

                    (b)         Sign-On Bonus. As an inducement for Executive to accept continued employment with the Company and to enter into this Agreement, Executive shall receive a bonus (the “Sign-On Bonus”) in the amount of $150,000. The Sign-On Bonus shall be paid to Executive as soon as practicable following the Effective Date.

                    (c)         Special Annual Performance Bonus. For fiscal years 2006, 2007 and 2008 Executive shall be eligible for a special annual performance bonus (the “Special Annual Performance Bonus”). The Special Annual Performance Bonus opportunity for target level performance for Executive shall be $38,000, based on the achievement of performance metrics (as determined by Parent) relating to the effective integration and growth of the business for which Executive is responsible. The Special Annual Performance Bonus shall be prorated for any period of service less than a full calendar year during the calendar year in which the Effective Date occurs. The Company shall pay the Special Annual Performance Bonus, if any, to Executive on the date on which bonuses are paid to executives generally.

                    (d)         Quest Diagnostics, Inc. Management Incentive Plan. For each fiscal year during the Employment Period (as defined below) commencing on the later of (i) the Effective Date and (ii) 2006, Executive shall be eligible for an annual bonus (an “Annual Bonus”) pursuant to the terms of the Quest Diagnostics, Inc., Management Incentive Plan, as amended from time to time (the “MIP”). The maximum Annual Bonus opportunity for Executive shall be 100% of Base Salary. The Annual Bonus shall be prorated for any period of service less than a full calendar year during the calendar year in which the Effective Date occurs. The Company shall pay the Annual Bonus, if any, to Executive on the date on which bonuses are paid to executives generally. After the Effective Date, during the period prior to the date Executive commences participation in the MIP, Executive shall continue to participate in the Company Management Incentive Compensation Program in accordance with the terms and conditions of such program.

                    (e)         Long Term Incentive Plan. For each fiscal year during the Employment Period commencing on the later of (i) the Effective Date and (ii) 2006, Executive shall be eligible to participate in Parent’s Employee Long Term Incentive Plan, as amended from time to time (the “ELTIP”). For fiscal year 2006 the Company shall recommend to the Compensation Committee of the Board of Directors of Parent or its designee that it approve and grant to Executive a nonqualified option (the “Parent Option”) to purchase 70,000 shares of Parent common stock, par value $0.01 (the “Common Stock”), which amount reflects the Common Stock as adjusted pursuant to the two for one split of the Common Stock on June 20, 2005. The terms and conditions of the Parent Option, including, without limitation, the vesting schedule shall be as set forth in the ELTIP and a stock option agreement to be entered into between Parent and Executive. For fiscal years thereafter, awards under the ELTIP, if any, shall be made at such times as awards are made to executives generally.

                    (f)         Parent Restricted Stock Award. The Company shall recommend to the Compensation Committee of the Board of Directors of Parent or its designee that it approve and grant to Executive, effective as of the Effective Date, shares of restricted stock of Parent (the “Parent Restricted Stock”) with a fair market value (based on the closing price of the common stock of Parent on the Effective Date) equal to $250,000. The Parent Restricted Stock shall vest and the restrictions thereon lapse, subject to Executive’s continued employment with the Company or one of its Affiliates on the applicable dates, as follows: 25% of the Parent Restricted Stock shall vest on the first anniversary of the date of grant, an additional 25% of the Parent Restricted Stock shall vest on the second anniversary of the date of grant and the remaining 50% of the Parent Restricted Stock shall vest on the third anniversary of the date of grant. The Parent Restricted Stock shall be granted pursuant to and subject to the terms of the ETLIP and a restricted stock agreement to be entered into between Parent and Executive.

                    2.2         Benefits. During the Employment Period, Executive shall be entitled to participate, on the same basis and at the same level as generally available to other similarly situated executives of the Company, in any group insurance, hospitalization, medical, health and accident, disability, fringe benefit, deferred compensation and tax-qualified retirement plans or programs of the Company now existing or hereafter established to the extent that he is eligible under the general provisions thereof. Executive shall be entitled to vacation time consistent with the Company’s policies. The date or dates of such vacations shall be selected by Executive having reasonable regard to the business needs of the Company.

                    2.3         Expenses. Pursuant to the Company’s customary policies in effect at the time of payment, Executive shall be promptly reimbursed, against presentation of vouchers or receipts therefor, for all authorized expenses properly and reasonably incurred by Executive on behalf of the Company or any of its Affiliates in the performance of Executive’s duties hereunder.

          3.                     Employment Period. Executive’s employment under this Agreement shall commence as of the Effective Date, and this Agreement shall terminate on the third anniversary thereof, unless terminated earlier in accordance with the terms of this Agreement (the “Employment Period”). The term (the “Term”) of this Agreement shall continue until the end of the Employment Period. Thereafter Executive shall become an “at will” employee of the Company. In the event Executive remains in the employ of the Company following the Term, Executive shall continue to be eligible to participate in the employee benefit plans and arrangements set forth in Section 2.2 of this Agreement.

          4.                     Termination Prior to the Third Anniversary of the Effective Date. In the event Executive’s employment with the Company is terminated for any reason prior to the third anniversary of the Effective Date, the terms and conditions of such termination shall be governed by the provisions set forth in this Section 4.

                    4.1         Termination by the Company for Cause. Executive’s employment with the Company may be terminated at any time by the Company for Cause. Upon such a termination, the Company shall have no obligation to Executive pursuant to this Agreement other than the payment of Executive’s earned and unpaid Base Salary to the date of such termination.

                    For purposes of this Agreement, the term “Cause” shall mean any of the following:

(i)

Executive’s willful failure to perform his duties or Executive’s bad faith in connection with the performance of his duties, following written notice from the Chief Executive Officer of the Parent or his designee detailing the specific acts and a 30-day period of time to remedy such failure;

(ii)	Executive engaging in any misconduct, negligence, violence or threat of violence that is injurious to the Company or any of its Affiliates;

(iii)

Executive’s material breach of a policy of the Company or any of its Affiliates, which breach is not remedied (if susceptible to remedy) following written notice by the Chief Executive Officer of the Parent or his designee detailing the specific breach and a 30-day period of time to remedy such breach;

(iv)

Any breach by Executive of this Agreement, which breach is not remedied (if susceptible to remedy) following written notice by the Chief Executive Officer of the Parent or his designee detailing the specific breach and a 30- day period of time to remedy such breach; or

(v)

Executive’s commission of a felony in respect of a dishonest or fraudulent act or other crime of moral turpitude involving the Company or any of its Affiliates, or which could reflect negatively upon the Company or any of its Affiliates or otherwise impair or impede its operations.

                    4.2         Termination due to Death, Permanent Disability or by the Company Without Cause. In the event that Executive’s employment with the Company is terminated due to death, Permanent Disability (as defined below) or by the Company without Cause, in addition to the payment of Executive’s earned and unpaid Base Salary to the date of such termination, Executive shall receive a lump sum payment in an amount equal to (X) $438,520 minus (Y) (the sum of (i) the Sign-On Bonus payment and Special Annual Performance Bonus payments, if any, made to Executive on or prior to the date of termination, plus (ii) the greater of the value, if any, as of (a) the date of such termination or (b) the date of the sale of the Parent Restricted Stock award granted to Executive pursuant to Section 2.1(f) of this Agreement which has vested, and for which the restrictions had lapsed, as of the date of such termination). In the event of a termination by the Company without Cause or a termination due to Executive’s Permanent Disability the payments set forth in this Section 4.2 are subject to (i) Executive’s execution and non-revocation of a waiver and release of claims, in a form provided by the Company and (ii) his continued compliance with the Restrictive Covenant Agreement (as defined below).

                    For purposes of this Agreement, the term “Permanent Disability” shall mean: (i) Executive shall become ill, mentally or physically disabled, or otherwise incapacitated so as to be unable regularly to perform the duties of his position for a period in excess of 90 consecutive days or more than 180 days in any consecutive 12-month period, or (ii) a qualified independent physician determines that Executive is mentally or physically disabled so as to be unable to regularly perform the duties of his position and such condition is expected to be of a permanent duration.

                    4.3         Resignation by Executive. Executive may voluntarily resign from his employment with the Company, provided that Executive shall provide the Company with 60 days' advance written notice (which notice requirement may be waived, in whole or in part, by the Company in its sole discretion) of his intent to resign. Upon such resignation, the Company shall have no obligation other than the payment of Executive’s earned but unpaid Base Salary to the effective date of such resignation.

                    4.4         (a)           Change in Control. As of the Effective Date, Executive shall be entitled to participate in the Quest Diagnostics Executive Severance Plan as it relates to any payments or benefits to be made to Executive in connection with a change of control of Parent; provided, however, that any payments or benefits made to Executive pursuant to this Section 4.4(a) shall not operate to duplicate any other payments or benefits to be made to Executive pursuant to Section 4 of this Agreement.

                    (b)         Limitation on Payments. Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution or benefit received or to be received by Executive pursuant to the terms of this Agreement or any other payment or distribution or benefit made or provided by the Company or any of its Affiliates, to or for the benefit of Executive (whether pursuant to this Agreement or otherwise) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and, but for this Section 4.4(b), would be subject to the excise tax imposed by Section 4999 of the Code, the Company shall reduce the aggregate amount of such payments and benefits such that the present value thereof (as determined under the Code and the applicable regulations) is equal to 2.99 times the Employee’s “base amount” as defined in Section 280G(b)(3) of the Code.

                    4.5         Section 409A. Notwithstanding anything in the foregoing to the contrary, any lump sum payment forth in Section 4 of this Agreement shall be deferred for six months and one day following termination (i) if necessary to comply with Section 409A of the Code or (ii) in the event such payment, as determined in the sole discretion of the Company, could cause Executive to be subject to interest and penalties under Section 409A of the Code.

          5.                     Termination on or Following the Third Anniversary of the Effective Date. In the event Executive’s employment with the Company is terminated for any reason on or following the third anniversary of the Effective Date, the terms and conditions of such termination shall be governed in accordance with the Quest Diagnostics, Inc., Executive Severance Plan as in effect at the time of such termination of employment.

          6.                     Restrictive Covenants. Executive agrees that the effectiveness of this Agreement is contingent upon his execution of, and delivery to the Company of, a restrictive covenant agreement (the “Restrictive Covenant Agreement”), which shall include provisions relating to non-competition, non-solicitation of employees and customers, non-disclosure and confidentially. The Restrictive Covenant Agreement shall be in substantially the same form provided by Quest Diagnostics, Inc., to its employees generally.

          7.                     Arbitration. Any dispute or controversy arising under or in connection with this Agreement or otherwise in connection with Executive's employment by the Company that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in New York and in accordance with the rules of the American Arbitration Association before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by Executive, or if such two individuals cannot agree on the selection of the arbitrator, who shall be selected by the American Arbitration Association.

          8.                     Notices. Any notice or communication given by either party hereto to the other shall be in writing and personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, to the following addresses:

if to the Company:

Quest Diagnostics, Inc.
1290 Wall Street West
Lyndhurst, New Jersey 07071
Facsimile No: (201) 559-2255
Attention: General Counsel

With a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Facsimile No: (212) 848-7179
Attention: Doreen E. Lilienfeld, Esq.

if to Executive:

W. THOMAS GRANT, II
at the last known address on file with the Company.

                    Any notice shall be deemed given when actually delivered to such address, or two days after such notice has been mailed or sent by a recognized courier company, whichever comes earliest. Any person entitled to receive notice may designate in writing, by notice to the other, such other address to which notices to such person shall thereafter be sent.

          9.                    Miscellaneous.

                    9.1        (a)           Representations and Covenants. In order to induce the Company to enter into this Agreement, Executive makes the following representations and covenants to the

Company and acknowledges that the Company is relying upon such representations and covenants:

                    (b)         No Agreements. No agreements or obligations exist to which Executive is a party or otherwise bound, in writing or otherwise, that in any way interfere with, impede or preclude him from fulfilling all of the terms and conditions of this Agreement.

                    (c)         Disclosure of Information. Executive, during his employment, shall use his best efforts to disclose to the Chief Executive Officer and General Counsel of Parent in writing or by other effective method any bona fide information known by him and which he reasonably believes is not known to the Chief Executive Officer and General Counsel of Parent, and which he reasonably believes would have any material negative impact on the Company or any of its Affiliates.

                    9.2         Entire Agreement. This Agreement contains the entire understanding of the parties in respect of their subject matter and supersede upon their effectiveness all other prior agreements and understandings (including, without limitation, the Prior Agreement) between the parties with respect to such subject matter. This Agreement shall also supersede the Merger Agreement to the extent of any inconsistencies thereto.

                    9.3         Amendment; Waiver. This Agreement may not be amended, supplemented, canceled or discharged, except by written instrument executed by the party against whom enforcement is sought. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any breach of any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision. Notwithstanding the foregoing, the Company shall, in its sole discretion, amend this Agreement to the extent necessary or desirable to ensure that this Agreement complies with Section 409A of the Code and that any payments or benefits under this Agreement are not subject to interest and penalties under Section 409A of the Code.

                    9.4         Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company’s business and properties. The Company may assign its rights and obligations under this Agreement to any of its Affiliates without the consent of Executive. Executive’s rights or obligations under this Agreement may not be assigned by Executive.

                    9.5         Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                    9.6         Governing Law; Interpretation. This agreement and the terms of Executive’s employment shall be governed by the laws of New York.

                    9.7         Further Assurances. Each of the parties agrees to execute, acknowledge, deliver and perform, and cause to be executed, acknowledged, delivered and performed, at any time and from time to time, as the case may be, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to carry out the provisions or intent of this Agreement.

                    9.8         Severability. The parties have carefully reviewed the provisions of this Agreement, and agree that they are fair and equitable. However, in light of the possibility of differing interpretations of law and changes in circumstances, the parties agree that if any one or more of the provisions of this Agreement shall be determined by a court of competent jurisdiction or an arbitrator to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall, to the extent permitted by law, remain in full force and effect and shall in no way be affected, impaired or invalidated. Moreover, if any of the provisions contained in this Agreement are determined by a court of competent jurisdiction or arbitrator to be excessively broad as to duration, activity, geographic application or subject, it shall be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law.

                    9.9         Withholding Taxes. All payments hereunder shall be subject to any and all applicable federal, state, local and foreign withholding taxes.

                    9.10        Counterparts. This Agreement may be executed in one or more counterparts, which, together, shall constitute one and the same agreement.

                         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LABONE, INC.

By:
Name:
Title:

EXECUTIVE

W. THOMAS GRANT, II